Exhibit 99.1

EXCO RESOURCES, INC. ANNOUNCES PRICING OF SENIOR NOTES

DALLAS, TEXAS, September 10, 2010 — EXCO RESOURCES, INC. (NYSE: XCO) (“EXCO”) today announced that it has priced an underwritten offering of $750.0 million aggregate principal amount of 7.500% Senior Notes due 2018, which will be issued at 98.530% of par value, resulting in a yield to maturity of 7.750%. EXCO expects to receive proceeds of approximately $724.4 million from the offering, after deducting discounts to the underwriters and estimated offering fees and expenses. EXCO intends to use a portion of the net proceeds from the offering to redeem all $444.7 million in aggregate principal amount of its outstanding 7 1/4% Senior Notes due 2011 in accordance with the terms of the indenture under which those notes were issued and any remaining net proceeds to pay a portion of the outstanding balance under EXCO’s credit agreement. EXCO expects to close the sale of the Senior Notes on September 15, 2010, subject to the satisfaction of customary closing conditions.

J.P. Morgan Securities LLC, Banc of America Securities LLC, BNP Paribas Securities Corp., RBC Capital Markets Corporation and Wells Fargo Securities, LLC are acting as joint book-running managers for the Senior Notes offering. When available, a copy of the prospectus for the offering may be obtained from the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus upon request to:

J.P. Morgan Securities LLC 383 Madison Avenue New York, NY 10179 Attention: Syndicate Desk 800-245-8812 prospectus@jpmchase.com	Banc of America Securities LLC 4 World Financial Center New York, NY 10080 Attention: Syndicate Operations 800-294-1322 dg.prospectus_requests@baml.com

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Senior Notes referred to above. An offering of any such securities will be made only by means of a prospectus. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains certain forward-looking statements, including statements regarding the consummation of the Senior Notes offering and the use of proceeds from the offering. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to be materially different from expectations, including, without limitation: fluctuations in prices of oil and natural gas, general economic conditions, fluctuations in interest rates, regulatory changes, future capital requirements and continued disruption of credit and capital markets. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

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